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                                                                    Exhibit 21.2

                       CORPORATE REALTY CONSULTANTS, INC.
                                  SUBSIDIARIES

767 Fifth Avenue Management, Inc. , a Delaware corporation
CRC Consultants, Inc. , a Delaware corporation
Peerage Realty Corp. , a Delaware corporation
Peerage Exchange Corp. , a Delaware corporation
Peerage 47th Street Corp. , a Delaware corporation
CRC-Nanuet Corporation, a Delaware corporation
Broadrose Properties, Inc. , a Delaware corporation
PPI Dover Corp. , a Delaware corporation

CRC is a 50% managing member of Mill Creek Land, L.L.C., a Delaware limited liability company.

CRC and its wholly owned subsidiary, 767 Fifth Avenue Management, Inc., are the sole general partners in 305-313 East 47th Street Associates, a New York general partnership.


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